EXHIBIT 10.1

PHANTOM STOCK PLAN FOR

DIRECTORS OF

REINSURANCE GROUP OF AMERICA, INCORPORATED

AS AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 2003

         1.        PURPOSE

                  The purpose of the Phantom Stock Plan for Directors of Reinsurance Group of America, Incorporated (the “Plan”) is to encourage the highest level of director performance by members of the Board of Directors of Reinsurance Group of America, Incorporated (the “Corporation”), by providing certain outside directors with deferred compensation based on the Corporation’s success and progress.

         2.        DEFINITIONS

                   As used in this Plan, the following terms have the definitions set forth below.

(a)	“Affiliate” means a Parent or Subsidiary of the Corporation or a Subsidiary of a Parent.

(b)	“Board” shall mean the Board of Directors of the Corporation.

(c)	“Common Stock” means the Corporation’s common stock, par value of $0.01 per share.

(d)

“Director” means a duly elected and acting member of the Board who receives Director’s Fees from the Corporation for his or her services as a member of the Board and who is not an officer or employee of the Company or any of its Affiliates.

(e)	“Director’s Fees” means the following, whether payable in cash or Common Stock:

1.	Annual Board retainer fees.

2.	Board meeting attendance fees.

3.	Committee meeting attendance fees.

4.	Committee chairman fees.

5.	Telephonic Board and telephonic Committee meeting fees.

(f)

“Disability” means a physical or mental condition arising on or after January 1, 2003, which, in the opinion of a qualified doctor of medicine chosen by the Corporation, permanently prevents a Director from carrying out his or her duties as a member of the Board.

(g)

“Fair Market Value” means the closing price of a share of Common Stock on the New York Stock Exchange (“NYSE”) on a given date, or in the absence of market transactions on such date, the closing price on the NYSE on the last day on which a sale occurred prior to such date.

(h)

“Malfeasance” means (1) conduct, acts or omissions which are contrary to a Participant’s duties as a Director, which are inimicable or in any way contrary to the best interests of the Corporation or any of its Affiliates or which permit removal of a Director for cause as provided in the Corporation’s By-Laws, or (2) employment of a Participant by or association of a Participant with an organization which competes with the business of the Corporation or any of its Affiliates.

(i)

“Parent” means any corporation (other than the Corporation or a Subsidiary) in an unbroken chain of corporations ending with the Company, if, at the time Director’s Fees are earned, each of the corporations (other than the Corporation or a Subsidiary) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(j)	“Participant” means a Director who has satisfied the eligibility requirements of Section 4 and who has not ceased to be a Director.

(k)	“Performance Unit” means a hypothetical share of Common Stock allocated to a Participant on the Corporation’s records based on the Fair Market Value of the Common Stock at the time of the grant.

(l)	“Plan Year” means the calendar year.

(m)	“Restricted Period” means a period of ten (10) years from the last day of the Plan Year in which a Performance Unit is granted or, if earlier, the date of the Retirement of a Participant.

(n)	“Retirement” means retirement of a Participant as a Director, other than for failure to be renominated or reelected due to Malfeasance.

(o)

“Subsidiary” means, with respect to an entity, any corporation, other than the entity, in an unbroken chain of corporations beginning with the entity if, at the time Director’s Fees are earned, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

        3.         ADMINISTRATION

                   The Board shall administer the Plan. Questions involving eligibility, benefits or the interpretation or operation of the Plan shall be referred to the Board. All determinations of the Board, in its sole discretion, shall be conclusive. The Board may obtain such advice or assistance as it deems appropriate from persons not serving on the Board. No Board member shall participate in any decision that involves a determination of his or her personal rights or obligations under this Plan.

        4.         ELIGIBILITY

                   Each Director who is a Participant on January 1, 2003 shall continue to be a Participant as of such date. Each individual who becomes a Director on or after January 1, 2003 shall be eligible to participate as of the beginning of the next Plan Year. Each eligible Director is hereinafter referred to as a “Participant.”

        5.         NUMBER OF PERFORMANCE UNITS

                   The total number of Performance Units that may be granted under this Plan shall not exceed one hundred thousand (100,000).

        6.         ELECTION TO RECEIVE PERFORMANCE UNITS

                   With respect to each Plan Year, a Participant shall be eligible to receive a grant of Performance Units in lieu of his or her Director’s Fees by making and filing with the Board a written irrevocable election prior to the first day of such Plan Year.

        7.         PERFORMANCE UNITS

                   If a Participant elects to receive Performance Units as provided in Section 6, Performance Units granted to such Participant shall be credited to a Performance Unit Account (the “Account”) established and maintained for such Participant. The Performance Units shall be allocated to a Participant’s Account annually on the day of the first regular Board meeting of each year, unless the Board approves a different allocation date. The number of Performance Units shall equal the number of full shares of Common Stock that the amount of Director’s Fees would have purchased at Fair Market Value on the allocation date. Partial Performance Units will not be allocated, and standard rounding will be applied to determine the number of full Performance Units. The Account of a Participant shall be the record of Performance Units granted to him or her under the Plan, is solely for accounting and record keeping purposes and shall not require a segregation of any Corporation assets or setting aside for or registering in the name of a Participant any Common Stock. In addition, the existence of such record and the Account shall not be deemed to create a trust of any kind or a fiduciary relationship between the Corporation and a Participant or his or her beneficiary. Each allocation of Performance Units under the Plan to a Participant and the number and value of such Performance Units as of the date of allocation shall be communicated annually to the Participant.

        8.         GRANTS, RESTRICTIONS AND PAYMENTS

(a)	General. Subject to the provisions of Section 8(c), the restrictions set forth in Section 8(b) shall apply to each Performance Unit during the Restricted Period.

(b)

Restrictions. The Participant shall have no rights and privileges of a shareholder as to such Performance Units. Accordingly, the Participant shall have no right to receive dividends actually paid or distributed at the time declared and no right to vote on account of any allocation of Performance Units to his or her Account. In addition, no interest in the Performance Units or any Account may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of at any time.

(c)	Termination of Directorship.

(i)

If a Participant ceases to be a Director prior to the end of the Restricted Period for any reason other than Malfeasance, all rights with respect to Performance Units in a Participant’s Account shall immediately vest in the Participant’s beneficiary in the event of death, his or her estate in the case of Disability if there is no attorney-in-fact, or the Participant, as the case may be.

(ii)	If a Participant shall be determined, in the sole judgment and discretion of the Board, to be guilty of Malfeasance, he or she shall forfeit all rights to the Performance Units.

(d)	Payment for Performance Units.

(i)

At the end of the Restricted Period with respect to a Performance Unit, the Participant shall be entitled to receive from the Corporation, with respect to each Performance Unit, (A) cash equal to the Fair Market Value of a share of Common Stock at that time or (B) one share of Common Stock in lieu of cash. The Board shall have the sole discretion to determine whether such distribution shall be in cash or in stock. Distribution will be made within ninety (90) days after the end of the Restricted Period. A Participant will not be entitled to receive any earnings on the value of his or her Performance Units with respect to the period between the end of the Restricted Period and the distribution under the Plan.

(ii)

Notwithstanding Section 8(d)(i), in the event that the benefits to a Participant under this Plan are taxable for Federal income tax purposes to the Participant at a time other than the time the Participant actually receives such benefits, the Corporation shall immediately pay to such Participant the amounts so determined to be taxable and the Corporation’s obligations under the Plan to such Participant shall be reduced by a corresponding amount.

(iii)

Notwithstanding any contrary provision, if, at such time as the Participant becomes entitled to benefit payments hereunder, the Participant has any debt, obligation or other liability representing an amount owing to the Corporation or an affiliate of the Corporation, and if such debt, obligation or other liability is due and owing at the time benefit payments are payable hereunder, the Corporation may offset the amount due and owing it or an affiliate against the amount of benefits otherwise distributable hereunder.

        9.         REGULATORY COMPLIANCE AND LISTING

                   If the Board decides to deliver Common Stock in lieu of cash under Section 8, the issuance or delivery of any Common Stock may be postponed by the Corporation for such period as may be required to comply with any applicable requirements under the Federal securities laws, any applicable listing requirements of any national securities exchange and requirements under any other law or regulation applicable to the issuance or delivery of such shares, and the Corporation shall not be obligated to issue, purchase or deliver any Common Stock if the issuance, purchase or delivery of such shares shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange. As a condition to receipt of Common Stock, the Participant shall execute such agreements and other documents as the Corporation may reasonably request for securities law purposes.

        10.         ADJUSTMENTS

                   In the event of any change in the outstanding shares of Common Stock by reason of a recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the Board shall proportionately adjust, in an equitable manner, the number of Performance Units held by a Participant under the Plan. The foregoing adjustment shall be made in a manner that will cause the relationship between aggregate appreciation in outstanding Common Stock and earnings per share of the Corporation and the increase in value of each Performance Unit granted hereunder to remain unchanged as a result of the applicable transaction.

        11.         TERMINATION OR AMENDMENT OF PLAN

                   The Board may at any time terminate the Plan and may from time to time alter or amend the Plan or any part thereof (including any amendment deemed necessary to ensure that the Corporation may comply with any regulatory requirement referred to in Section 9), provided that, (a) unless otherwise required by law, the rights of a Participant with respect to Performance Units granted prior to such termination, alteration or amendment may not be impaired without the consent of such Participant and, further, that (b) to the extent the approval of the Corporation’s shareholders is required under applicable laws or regulations with respect to such alteration or amendment, such approval of the Corporation’s shareholders is appropriately obtained.

        12.         MISCELLANEOUS

(a)	Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for reelection by the Corporation’s shareholders.

(b)

Neither the adoption of this Plan by the Board nor the submission of the Plan to the Corporation’s shareholders for approval shall be construed as creating any limitations on the power or authority of the Board to adopt such other additional incentive or other compensation arrangements as the Board may deem necessary or desirable.

(c)

The Corporation shall have the right to (i) deduct from all amounts paid pursuant to the Plan any taxes required by law to be withheld with respect to such amounts, and (ii) require, within three (3) months after issuance or delivery of any Common Stock, payment by the Participant of any taxes required by law with respect to the issuance or delivery of such shares.

(d)

The shares of any Common Stock delivered under the Plan may be either authorized but unissued shares or shares which have been or may be reacquired by the Corporation, as determined from time to time by the Board.

(e)	All costs and expenses incurred in the operation and administration of this Plan will be borne by the Corporation.

(f)

No rights, interests, or benefits under this Plan may be assigned, transferred, pledged, or hypothecated in any way. Such rights, interests or benefits shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge, or hypothecation, or other disposition of such rights, interests, or benefits contrary to the preceding provisions, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

(g)

This Plan shall be binding upon and inure to the benefit of the successors and assigns of the Corporation, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of the Corporation and any such successor or assign shall absolutely and unconditionally assume all of the Corporation’s obligations hereunder.

(h)	The Plan will be governed by the laws of the State of Missouri.

(i)

The payments to a Participant or his or her beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be part of the general, unrestricted assets of the Corporation. No person shall have any interest in any such assets by virtue of the provisions of the Plan. The Corporation’s obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that any person acquires a right to receive payments from the Corporation under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Corporation. No such person shall have nor acquire any legal or equitable right, interest or claim in or to any property or assets of the Corporation.

        13.         EFFECTIVE DATE

                   The restated Plan shall become effective as of January 1, 2003, or such later date as the Board may determine, provided that the restated Plan shall not become effective until the Corporation’s shareholders shall have adopted the Plan at a meeting of the Corporation’s shareholders.

        IN WITNESS WHEREOF, the Corporation has executed this Plan on the date and year first above-written.

REINSURANCE GROUP OF AMERICA, INCORPORATED

By:
A. Greig Woodring, President and Chief Executive Officer

ATTEST:

James E. Sherman, Secretary